As filed with the Securities and Exchange Commission on October 3, 2017

Registration No. 333-  _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AZURRX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4993860
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, New York 11226
 (Address of Principal Executive Offices)

Amended and Restated 2014 Omnibus Equity Incentive Plan
(Full title of the plan)

Johan M. (Thijs) Spoor, President and Chief Executive Officer
AzurRx BioPharma, Inc.
760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, New York 11226
 (Name and address of agent for service)

(646) 699-7855
(Telephone number, including area code, of agent for service)

Copies to:
Daniel W. Rumsey, Esq.
Jessica R. Sudweeks, Esq.
Disclosure Law Group,
a Professional Corporation
600 West Broadway, Suite 700
San Diego, California 92101
Tel: (619) 272-7050
Fax: (619) 330-2101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [X]
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, issuable pursuant to
the Amended and Restated 2014 Omnibus Equity Incentive Plan	1,542,087	$3.745(2)	$5,775,115.82(2)	$719.00

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

AzurRx BioPharma, Inc. (the “Registrant”) files this Registration Statement on Form S-8 in connection with the Registrant’s Amended and Restated 2014 Omnibus Equity Incentive Plan (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 31, 2017;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the SEC on May 15, 2017;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the SEC on August 14, 2017;

(d) (e) (f) (g) (h)
The Registrant’s Current Report on Form 8-K, as filed with the SEC on March 2, 2017;

The Registrant’s Current Report on Form 8-K, as filed with the SEC on March 9, 2017;

The Registrant’s Current Report on Form 8-K, as filed with the SEC on April 12, 2017;

The Registrant’s Current Report on Form 8-K, as filed with the SEC on April 12, 2017;

The Registrant’s Current Report on Form 8-K, as filed with the SEC on May 2, 2017;

(i) (j) (k) (l) (m) (n)
The Registrant’s Current Report on Form 8-K, as filed with the SEC on June 9, 2017;

The Registrant’s Current Report on Form 8-K, as filed with the SEC on June 15, 2017;

The Registrant’s Current Report on Form 8-K, as filed with the SEC on August 11, 2017;

The Registrant’s Current Report on Form 8-K, as filed with the SEC on September 28, 2017;

The Registrant’s Current Report on Form 8-K, as filed with the SEC on October 2, 2017; and

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-37853), filed with the SEC on August 8, 2016.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

        Not applicable.

Item 5.          Interests of Named Experts and Counsel

        Not applicable.

Item 6.          Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides, to the fullest extent permitted by the Section 145 of the Delaware General Corporation Law, that the Registrant’s directors or officers shall not be personally liable to either to the Registrant or its shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of the Certificate of Incorporation is to eliminate the rights of the Registrant and its shareholders (through shareholders’ derivative suits on behalf of the Registrant) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. The Registrant believes that the indemnification provisions in the Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

The Registrant’s Bylaws also provide that its Board of Directors (the “Board”) may also authorize the indemnification our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to the Registrant’s directors and officers. As of the date of this Registration Statement, the Board has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees or other persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.          Exemption from Registration Claimed

        Not applicable.

Item 8.          Exhibits

Exhibit No.	Document Description	Incorporation by Reference
5.1	Opinion and Consent of Disclosure Law Group, a Professional Corporation	Filed herewith.

23.1	Consent of Mazars USA LLP	Filed herewith.

23.2	Consent of Disclosure Law Group, a Professional Corporation (included as part of Exhibit 5.1)	Filed herewith.

99.1	Amended and Restated 2014 Omnibus Equity Incentive Plan	Incorporated by reference from Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed July 13, 2016.

Item 9.          Undertakings

        (a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brooklyn, State of New York, on October 3, 2017.

AzurRx BioPharma, Inc.

By: /s/ Johan M. (Thijs) Spoor
Name: Johan M. (Thijs) Spoor
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Johan M. (Thijs) Spoor Johan M. (Thijs) Spoor	President, Chief Executive Officer and Director	October 3, 2017

/s/ Maged Shenouda Maged Shenouda	Director, Chief Financial Officer	October 3, 2017

/s/ Edward J. Borkowski Edward J. Borkowski	Chairman of the Board of Directors	October 3, 2017

/s/ Alastair Riddell Alastair Riddell	Director	October 3, 2017

/s/ Charles Casamento Charles Casamento	Director	October 3, 2017

/s/ Vern Schramm Vern Schramm	Director	October 3, 2017